Contact:

Jenny Bruso
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Reports Record First Quarter 2011 Average Student Enrollments and
Earnings Per Share

PHOENIX, ARIZ. – Feb. 3, 2011 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, reported results for the first quarter ended Dec. 31, 2010. Revenues for the first quarter ended Dec. 31, 2010 were $117.4 million, a 13.5 percent increase from $103.5 million for the first quarter of the prior year. Net income for the first quarter ended Dec. 31, 2010 was $10.3 million, or $0.42 per diluted share, as compared to net income of $9.3 million, or $0.38 per diluted share, for the first quarter of the prior year.

Return on equity1 for the trailing four quarters ended Dec. 31, 2010 was 25.8 percent compared to 25.6 percent for the trailing four quarters ended Sept. 30, 2010.

“During the first quarter of fiscal 2011, we achieved record average student enrollment of 20,400 students, a 13 percent increase in revenues and record earnings per share,” said Kimberly McWaters, president and chief executive officer.  “During the same quarter, new students declined 13%, partially due to a decrease in student applications in the prior year and the result of certain economic and regulatory challenges.  We are focused on managing our cost structure to align it with changes to the business while continuing to invest in those areas where we are seeing positive momentum such as our investments in employment services, the new Dallas/Ft. Worth campus, the blended learning curriculum and the launch of the diesel program at the Rancho Cucamonga campus.”

Student Metrics

	Three Months Ended
	December 31,
	2010	2009
Total starts	3,300	3,900
Average undergraduate full-time student enrollment	20,400	18,800
End of period undergraduate full-time student enrollment	19,300	17,700

[1]	Return on equity is calculated as the sum of net income for the last four quarters divided by the average of total shareholders’ equity balances at the end of each of the last five quarters.

First Quarter Operating Performance

For the first quarter of fiscal 2011, revenues were $117.4 million, a 13.5 percent increase from $103.5 million for last year’s first quarter. The increase in revenues primarily relates to an increase in average undergraduate full-time student enrollment of 8.5 percent coupled with an increase in tuition rates. During the first quarter of fiscal 2011 and 2010, tuition revenue excluded $1.8 million and $2.6 million, respectively, related to students participating in the Company’s proprietary loan program. These amounts will be recognized as revenue when payments are received from the students participating in the loan program.

Operating income and margin for the first quarter of fiscal 2011 was $16.9 million and 14.3 percent, respectively, compared to operating income and margin of $15.1 million and 14.5 percent, respectively, in the same period last year.

For the three months ended Dec. 31, 2010, the Dallas/Ft. Worth campus had revenues of $1.8 million and incurred approximately $3.2 million in operating expenses, which includes approximately $1.4 million in corporate allocations. For the three months ended Dec. 31, 2009, the Dallas/Ft. Worth campus incurred approximately $0.6 million in operating expenses, which includes approximately $0.4 million in corporate allocations.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of fiscal 2011 was $23.3 million compared to $19.8 million in the same period last year. See “Use of Non-GAAP Financial Information” below.

Liquidity

Cash, cash equivalents and investments amounted to $86.2 million at Dec. 31, 2010, compared to $81.1 million at Sept. 30, 2010. At Dec. 31, 2010, shareholders’ equity amounted to $120.3 million as compared to $108.4 million at Sept. 30, 2010.

Cash flow provided by operating activities was $11.7 million for the three months ended Dec. 31, 2010, compared with $17.4 million for the three months ended Dec. 31, 2009. This decrease is primarily attributable to the decreases in accounts payable and accrued expenses and deferred revenues, partially offset by increases in net income and receivables.

2011 Outlook

Given challenges presented by the economic and regulatory environment, we anticipate new students for the year will be below fiscal 2010 levels producing single-digit revenue growth for the year. With a heightened focus on improving efficiencies and cost containment we still expect operating margins for the year in the range of 11 percent to 13 percent. This guidance excludes any impact from new regulations which we cannot estimate at this time. Due to the seasonality of our business and normal fluctuations in student populations, we would expect volatility in our quarterly results.

Conference Call

Management will hold a conference call to discuss the fiscal 2011 first quarter results today at 2:30 p.m. MST (4:30 p.m. EST). This call can be accessed by dialing 412-858-4600 or 800-860-2442. Investors are invited to listen to the call live at http://uti.investorroom.com/. Please access the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website for 60 days or the replay can be accessed through February 10, 2011 by dialing 412-317-0088 or 877-344-7529 and entering pass code 447284.

Safe Harbor Statement

All statements contained herein, other than statements of historical fact, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include, among other things, changes to federal and state educational funding, changes to regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company’s public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

Use of Non-GAAP Financial Information

This press release and the related conference call contains non-GAAP (Generally Accepted Accounting Principles) financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management chooses to disclose to investors, these non-GAAP financial measures because they provide an additional analytical tool to clarify the results from operations and helps to identify underlying trends. Additionally, such measures help compare the Company’s performance on a consistent basis across time periods. To obtain a complete understanding of the Company’s performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the financial statements and notes thereto included in the annual and quarterly filings with the Securities and Exchange Commission. Since the items excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be an alternative to net income as a measure of the Company’s operating performance or profitability. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than UTI does, limiting their usefulness as a comparative measure across companies. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures are included below.

About Universal Technical Institute, Inc.

Headquartered in Phoenix, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  During the past 45 years, UTI has graduated more than 140,000 students. The organization offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers.  Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

For more information about Universal Technical Institute, Inc. and its training programs, visit www.uti.edu.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

		Three Months Ended
		December 31,
		2010	2009
		(In thousands, except per share amounts)
Revenues		$117,447	$103,522
Operating expenses:
	Educational services and facilities	53,836	48,927
	Selling, general and administrative	46,758	39,539

	Total operating expenses	100,594	88,466

Income from operations		16,853	15,056

Other income:
Interest income, net		88	44
Other income		130	135

	Total other income	218	179

Income before income taxes		17,071	15,235
Income tax expense		6,815	5,955

Net income		$10,256	$9,280

Earnings per share:
Net income per share – basic		$0.42	$0.39

Net income per share – diluted		$0.42	$0.38

Weighted average number of shares outstanding:
	Basic	24,282	23,827

	Diluted	24,585	24,176

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

		December 31,	September 30,
		2010	2010
		($’s in thousands)
Assets
Current assets:
Cash and cash equivalents		$58,461	$48,974
Investments, current portion		24,341	28,528
Receivables, net		13,813	19,253
Deferred tax assets		7,441	8,840
	Prepaid expenses and other current assets	10,708	9,836

	Total current assets	114,764	115,431
Investments, less current portion		3,351	3,596
Property and equipment, net		99,687	99,040
Goodwill		20,579	20,579
Other assets		4,398	3,853

Total assets		$242,779	$242,499

Liabilities and Shareholders’ Equity
Current liabilities:
	Accounts payable and accrued expenses	$42,175	$53,906
Deferred revenue		57,790	63,276
Accrued tool sets		5,162	5,066
Income tax payable		4,484	—
Other current liabilities		76	66

	Total current liabilities	109,687	122,314
Deferred tax liabilities		1,041	933
Deferred rent liability		6,110	5,621
Other liabilities		5,649	5,239

	Total liabilities	122,487	134,107

Commitments and contingencies
Shareholders’ equity:
	Common stock, $0.0001 par value, 100,000,000 shares authorized,
	29,160,866 shares issued and 24,290,640
	shares outstanding at December 31, 2010 and
	29,148,585 shares issued and 24,278,359
	shares outstanding at September 30, 2010	3	3
	Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
	0 shares issued and outstanding	—	—
Paid-in capital		151,656	150,012
	Treasury stock, at cost, 4,870,226 shares at December 31, 2010
	and September 30, 2010	(76,506)	(76,506)
Retained earnings		45,139	34,883

	Total shareholders’ equity	120,292	108,392

Total liabilities and shareholders’ equity		$242,779	$242,499

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income	$10,256	$9,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,082	4,372
Amortization of held-to-maturity investments	217	313
Bad debt expense	2,283	1,495
Stock-based compensation	1,710	1,556
Excess tax benefit from stock-based compensation	(4)	(360)
Deferred income taxes	1,507	(20)
Loss on disposal of property and equipment	139	16
Changes in assets and liabilities:
Receivables	2,548	(287)
Prepaid expenses and other current assets	(991)	(759)
Other assets	(549)	47
Accounts payable and accrued expenses	(11,895)	(9,264)
Deferred revenue	(5,486)	6,479
Income tax payable	5,035	4,420
Accrued tool sets and other current liabilities	106	260
Other liabilities	786	(118)

Net cash provided by operating activities	11,744	17,430

Cash flows from investing activities:
Purchase of property and equipment	(6,452)	(5,337)
Proceeds from disposal of property and equipment	4	-
Purchase of investments	(3,454)	(8,861)
Proceeds received upon maturity of investments	7,669	1,735

Net cash used in investing activities	(2,233)	(12,463)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	61	347
Payment of payroll taxes on stock-based compensation through shares withheld	(89)	(35)
Excess tax benefit from stock-based compensation	4	360
Net cash (used in) provided by financing activities	(24)	672

Net increase in cash and cash equivalents	9,487	5,639
Cash and cash equivalents, beginning of period	48,974	56,199

Cash and cash equivalents, end of period	$58,461	$61,838

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

Reconciliation of Net Income to EBITDA

	Three Months Ended
	December 31,
	2010	2009
	(In thousands)
Net income	$10,256	$9,280
Interest income, net	(88)	(44)
Income tax expense	6,815	5,955
Depreciation and amortization	6,290	4,630

EBITDA	$23,273	$19,821

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